Exhibit 99.1

Marvell Completes Divestiture of Automotive Ethernet Business to Infineon for $2.5 Billion in All-Cash Transaction

SANTA CLARA, Calif., August 14, 2025 — Marvell Technology, Inc. (NASDAQ: MRVL), a leader in data infrastructure semiconductor solutions, today announced it has completed the sale of its Automotive Ethernet business to Infineon Technologies AG (“Infineon”) for $2.5 billion in an all-cash transaction.

The transaction closed eleven days into Marvell’s third quarter of fiscal 2026, during which the Automotive Ethernet business contributed mid-single-digit millions of dollars in revenue. Effective August 15, 2025, Marvell’s financial results will no longer include contributions from the Automotive Ethernet business.

As previously disclosed in Marvell’s April 7, 2025 announcement of the definitive agreement, the Automotive Ethernet business was expected to contribute between $225 million and $250 million in revenue during fiscal 2026.

Marvell does not expect the transaction to have a material impact on its non-GAAP earnings per share.

As announced on August 4, 2025, Marvell will host a conference call to review its second quarter fiscal 2026 financial results and provide third quarter guidance on Thursday, August 28, 2025, at 1:45 p.m. Pacific Time.

About Marvell

To deliver the data infrastructure technology that connects the world, we’re building solutions on the most powerful foundation: our partnerships with our customers. Trusted by the world’s leading technology companies for over 30 years, we move, store, process and secure the world’s data with semiconductor solutions designed for our customers’ current needs and future ambitions. Through a process of deep collaboration and transparency, we’re ultimately changing the way tomorrow’s enterprise, cloud, automotive, and carrier architectures transform—for the better.

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For further information, contact:

Investors

Ashish Saran

ir@marvell.com

Media

Kim Markle

pr@marvell.com